Exhibit 10.36

FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT

THIS AMENDMENT (“Amendment”) is made, effective as of the date signed by the last party to sign below, to the Asset Purchase Agreement (the “Asset Purchase Agreement”) dated September 30, 2005 between Bristol-Myers Squibb Company, a Delaware corporation, headquartered at 345 Park Avenue, New York, New York 10145 (“Seller”), and Warner Chilcott Company, Inc., a Puerto Rican corporation (“Purchaser”).

The Parties agree as follows:

1.	Section 1.09(c) of the Asset Purchase Agreement is replaced in its entirety by the following:.

“(c) Product Returns.

(i) For Sales of Product under Seller’s NDC Code Prior to Closing. Seller shall be solely responsible for processing and handling all returns following the Closing for all Product sold by Seller under Seller’s NDC Code prior to Closing, and shall be responsible for the credit liability associated with all returns of such Product in accordance with Seller’s policies therefor.

(ii) For Sales of Product under Purchaser’ NDC Code Subsequent to Closing. Purchaser will not sell any Product following the Closing (other than Inventory transferred to it by Seller at Closing) that does not contain a new NDC Code assigned to Purchaser. Purchaser shall be solely responsible for processing and handling all returns following the Closing for all Product sold by Purchaser under Purchaser’s NDC Code subsequent to Closing, and shall be responsible for the credit liability associated with all returns of such Product in accordance with Purchaser’s policies therefor.

(iii) For Sales of Product from Inventory Sold to Purchaser. Seller shall be solely responsible for processing and handling all returns following the Closing for all Product sold following the Closing by Purchaser under Seller’s NDC Code (i.e., from Inventory transferred to Purchaser at Closing), and Purchaser shall be solely responsible for any credit liability and issuing any refund or credit to the customer under Purchaser’s policies relating to same. Seller will use commercially reasonable efforts to promptly notify Purchaser whenever a return has been received that relates to any such Product.

(iv) Partial Lots. Notwithstanding the foregoing, in the event that there are returns from Inventory sold by Purchaser to customers from lots that also include Product that was sold by Seller prior to the Closing Date (each referred to herein as a “Partial Lot”), Seller and Purchaser will each be responsible for one-half of the credit liability associated with returns of Product included in such Partial Lot (regardless of which Party sold such Product). The Party receiving the return from a Partial Lot shall be responsible for processing and handling the return following the Closing; however, Purchaser shall be responsible for issuing any and all refunds or credits to the customer under Purchaser’s policies relating to same for any return of Product from a Partial Lot (whether returned to Seller or Purchaser), and Seller shall be responsible for reimbursing Purchaser for one-half of such credit or refund liability. Seller will use commercially reasonable efforts to promptly notify Purchaser whenever a return has been received that relates to any Partial Lot Product.

(v) Cooperation. The Parties will cooperate closely to ensure that the foregoing policies in 1.09(c)(i)-(iv) are implemented following the Closing, including by using a single returns processor designated by Seller until Seller no longer has any liability under this Section 1.09(c) for any Product returns (at which time Purchaser may select another returns processor if it wishes to do so). Although each Party will use commercially reasonable efforts to avoid issuing a credit to a Third Party attributable to returns for which the other Party is responsible, if a Party should nonetheless inadvertently grant a credit to a customer for a return that is the responsibility of the other Party, such Party may invoice the other Party for credit granted; provided, that the amount invoiced (and such other Party’s reimbursement liability) shall not exceed the credit liability for which it would have been responsible under its own return policy. Such other Party will pay such invoice within thirty (30) days of the date of invoice, except for any amounts contested in good faith. The Parties shall reconcile and true up their accounting under this provision at the end of each calendar quarter after the Closing until both Parties agree that such need no longer exists. Each Party shall have the right during normal business hours and on reasonable notice, to review the other Party’s books and records and consult with the other Party’s responsible employees in respect of performance of this Section 1.09(c)(v) as well as Section 1.09(c)(vi).

(vi) Destruction of Product. Each Party will destroy Product returned to it in accordance with applicable Laws and such Party’s own policies regarding same, regardless of whether it had the responsibility for credit liability to the customer for the returned Product pursuant to this paragraph 1.09(c). If a Party should destroy Product for a return that is the credit liability responsibility of the other Party, such Party may invoice the other Party for any actual and reasonable expenses incurred as a result of destroying Product for which the other Party has the credit liability responsibility, including, without limitation, fees paid to Third Parties for receiving and processing such returned Product in accordance with applicable Laws. Such other Party will pay such invoice within thirty (30) days of the date of invoice.”

2.	The following is added at the end of Section 4.16 of the Asset Purchase Agreement:

“Purchaser will not sell any Product following the Closing (other than Inventory transferred to it by Seller at Closing) that does not contain a new NDC Code assigned to Purchaser.”

3.	Except as herein modified, the parties hereby confirm that the terms and conditions of the Asset Purchase Agreement remain in full force and effect. Capitalized terms not defined herein shall have the meaning ascribed to such term in the Asset Purchase Agreement.

4.	Purchaser and Seller each represent and warrant to the other Party that, as of the date it executes this Amendment: (a) it (as well as such Party’s Affiliates with which such Party may agree, contract or otherwise arrange with to assume or perform any of such Party’s rights, obligations, representations, or warranties hereunder) has full corporate right, power and authority to enter into this Amendment and to perform its respective obligations under this Amendment; and (b) this Amendment has been duly executed by it, has been authorized by all necessary corporate action, and is a legal and valid obligation binding upon it and is enforceable in accordance with its terms.

5.	This Amendment shall be governed by and construed in accordance with the internal laws of the State of New York, without regard or giving effect to its conflicts of law principles. shall constitute but one and the same instrument.

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IN WITNESS WHEREOF, the Parties have duly executed this Amendment.

WARNER CHILCOTT COMPANY, INC.		BRISTOL-MYERS SQUIBB COMPANY

By:	/s/ Anthony D. Bruno	By:	/s/ Tamar D. Howson
Name:	Anthony D. Bruno	Name:	Tamar D. Howson
Title:	Executive Vice President	Title:	Senior Vice President, Corporate Development
Date:	January 1, 2006	Date:	January 1, 2006